Exhibit 99

First Acceptance Corporation Reports Operating Results for the Three Month Period Ended March 31, 2014

NASHVILLE, TN, May 6, 2014 — First Acceptance Corporation (NYSE: FAC) today reported its financial results for the three month period ended March 31, 2014.

Operating Results

Revenues for the three months ended March 31, 2014 were $62.5 million, compared with $59.3 million for the same period in the prior year. Income before income taxes for the three months ended March 31, 2014 was $0.5 million, compared with income before income taxes of $2.1 million for the same period in the prior year. Net income for the three months ended March 31, 2014 was $0.5 million, or $0.01 per share on a basic and diluted basis, compared with net income of $2.0 million, or $0.05 per share on a basic and diluted basis, for the same period in the prior year.

Premiums earned for the three months ended March 31, 2014 were $51.7 million, compared with $49.4 million for the same period in the prior year. This improvement was primarily due to a higher percentage of full coverage policies sold and recent pricing actions.

Loss and Loss Adjustment Expense Ratio. The loss and loss adjustment expense ratio was 71.1 percent for the three months ended March 31, 2014, compared with 67.8 percent for the three months ended March 31, 2013. We experienced favorable development related to prior periods of $2.9 million and $2.4 million for the three months ended March 31, 2014 and 2013, respectively. The favorable development for the three months ended March 31, 2014 was primarily related to the lower than expected bodily injury claims related to accident year 2013, partially offset by unfavorable loss and loss adjustment expense development on Florida personal injury protection claims.

Excluding the development related to prior periods, the loss and loss adjustment expense ratio for the three months ended March 31, 2014 and 2013 were 76.8 percent and 72.7 percent, respectively. The year-over-year increase in the loss ratio was primarily due to the impact of an increase in weather-related claims frequency in the collision and property damage coverages.

Expense Ratio. The expense ratio was 29.6 percent for the three months ended March 31, 2014, compared with 29.0 percent for the three months ended March 31, 2013. The year-over-year increase in the expense ratio was primarily due to planned increases in sales headcount and advertising costs.

Combined Ratio. The combined ratio was 100.7 percent for the three months ended March 31, 2014, compared with 96.8 percent for the same period in the prior year.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville, Tennessee. We currently write non-standard personal automobile insurance in 12 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage, driving record and/or vehicle type, and in most instances who are required by law to buy a minimum amount of automobile insurance.

At March 31, 2014, we leased and operated 355 retail locations, staffed with employee-agents. Our employee-agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, select retail locations in highly competitive markets in Illinois and Texas offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. We also sell our products through 10 retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptanceinsurance.com.

This press release contains forward-looking statements. These statements, which have been included in reliance on the “safe harbor” provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our other filings with the Securities and Exchange Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Premiums earned	$51,748	$49,403
Commission and fee income	9,175	8,597
Investment income	1,537	1,276
Net realized gains on investments, available-for-sale (includes $82 and $13, respectively, of accumulated other comprehensive income reclassifications for unrealized gains)	82	13

	62,542	59,289

Costs and expenses:
Losses and loss adjustment expenses	36,817	33,505
Insurance operating expenses	24,029	22,340
Other operating expenses	233	229
Stock-based compensation	46	84
Depreciation and amortization	443	571
Interest expense	427	443

	61,995	57,172

Income before income taxes	547	2,117
Provision for income taxes (includes $29 and $5, respectively, of income tax expense from reclassification items)	36	93

Net income	$511	$2,024

Net income per share:
Basic	$0.01	$0.05

Diluted	$0.01	$0.05

Number of shares used to calculate net income per share:
Basic	40,970	40,910

Diluted	41,283	40,939

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $128,185 and $126,873, respectively)	$133,213	$130,248
Cash and cash equivalents	77,132	72,033
Premiums and fees receivable, net of allowance of $310 and $311	62,862	46,228
Limited partnership interests	7,867	7,513
Other assets	6,145	6,471
Property and equipment, net	3,419	3,512
Deferred acquisition costs	3,654	2,902
Identifiable intangible assets	4,800	4,800

TOTAL ASSETS	$299,092	$273,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$85,951	$84,286
Unearned premiums and fees	75,998	55,983
Debentures payable	40,311	40,301
Other liabilities	17,696	16,205

Total liabilities	219,956	196,775

Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 40,981 and 40,983 shares issued and outstanding, respectively	410	410
Additional paid-in capital	457,033	456,993
Accumulated other comprehensive income	5,028	3,375
Accumulated deficit	(383,335)	(383,846)

Total stockholders’ equity	79,136	76,932

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$299,092	$273,707

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended March 31,
	2014	2013
Gross premiums earned:
Georgia	$9,581	$9,651
Florida	7,963	7,621
Texas	6,468	5,822
Alabama	5,253	5,048
Ohio	5,149	4,360
Illinois	4,729	5,317
South Carolina	4,008	3,659
Tennessee	3,186	3,040
Pennsylvania	2,146	2,144
Indiana	1,431	1,245
Missouri	1,138	887
Mississippi	750	657

Total gross premiums earned	51,802	49,451
Premiums ceded	(54)	(48)

Total net premiums earned	$51,748	$49,403

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended March 31,
	2014	2013
Loss	71.1%	67.8%
Expense	29.6%	29.0%

Combined	100.7%	96.8%

POLICIES IN FORCE

	Three Months Ended March 31,
	2014	2013
Policies in force – beginning of period	154,183	147,500
Net increase during period	27,894	26,956

Policies in force – end of period	182,077	174,456

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended
	March 31,
	2014	2013
Retail locations – beginning of period	360	369
Opened	—	—
Closed	(5)	(2)

Retail locations – end of period	355	367

RETAIL LOCATIONS BY STATE

	March 31,		December 31,
	2014	2013	2013	2012
Alabama	24	24	24	24
Florida	30	30	30	30
Georgia	60	60	60	60
Illinois	61	62	61	63
Indiana	17	17	17	17
Mississippi	7	7	7	7
Missouri	11	11	11	11
Ohio	27	27	27	27
Pennsylvania	16	16	16	16
South Carolina	25	26	25	26
Tennessee	19	19	19	19
Texas	58	68	63	69

Total	355	367	360	369

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885